Registration No. 333-124223

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Fully and Unconditionally Guaranteed By Manulife Financial Corporation

Pricing Supplement No. 19	Trade Date: 12/5/2005
(To Prospectus dated July 8, 2005)	Issue Date: 12/8/2005

The date of this Pricing Supplement is December 5, 2005

CUSIP or Common Code:	41013NYW2

Price to Public:	100.000%

Principal Amount:	$1,957,000.00

Proceeds to Issuer:	$1,940,365.50

Discounts and Commissions:	0.850%

Reallowance:	0.150%

Dealer:	99.250%

Maturity Date:	12/15/2010

Stated Annual Interest Rate:	Floating Rate Note

Interest Rate Determination Date:	The 7th business day preceding an Interest Reset Date.

Interest Reset Periods:	Monthly. The first interest period will run from and including the Issue Date to but excluding January 15, 2006.

Interest Reset Dates:	The 15th day of each month during the term of the notes, beginning January 15, 2006.

Day Count Convention:	30/360

Interest Rate Basis:	Consumer Price Index Adjustment Rate

Index Maturity:	N/A

Spread:	+1.53%

Initial Interest Rate:	5.88%

Maximum Interest Rate:	N/A

Minimum Interest Rate:	0.00% per annum with respect to each Interest Reset Period

Interest Payment Frequency and Dates:	Monthly, from and including an Interest Reset Date to and excluding the next succeeding Interest Reset Date, except that the first period shall be the period from and including the Issue Date to but excluding January 15, 2006 (or, if such day is not a business day, the following business day).

Interest Payment Date:	The 15th day of each month during the term of the notes, beginning January 15, 2006 (or, if such day is not a business day, the next following business day, in which case interest on that interest payment will not accrue for the period from the scheduled interest payment date to the next following business day on which the interest payment is made).

Additional Amounts:	N/A

Survivor’s Option:	Yes

Callable by Issuer:	No

If Callable by Issuer, dates and terms of redemption (including the redemption price):	N/A

Original Issue Discount[1]:	N/A

Other Material Terms (if any):	N/A

[1]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see "Tax Consequences to U.S. Holders — Original Issue Discount Notes" in the Prospectus.

Registration No. 333-124223

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Fully and Unconditionally Guaranteed By Manulife Financial Corporation

Pricing Supplement No. 19	Trade Date: 12/5/2005
(To Prospectus dated July 8, 2005)	Issue Date: 12/8/2005

The date of this Pricing Supplement is December 5, 2005

CUSIP or Common Code:	41013NYY8

Price to Public:	100.000%

Principal Amount:	$956,000.00

Proceeds to Issuer:	$943,572.00

Discounts and Commissions:	1.300%

Reallowance:	0.200%

Dealer:	98.800%

Maturity Date:	12/15/2015

Stated Annual Interest Rate:	Floating Rate Note

Interest Rate Determination Date:	The 7th business day preceding an Interest Reset Date.

Interest Reset Periods:	Monthly. The first interest period will run from and including the Issue Date to but excluding January 15, 2006.
Interest Reset Dates:	The 15th day of each month during the term of the notes, beginning January 15, 2006.

Day Count Convention:	30/360

Interest Rate Basis:	Consumer Price Index Adjustment Rate

Index Maturity:	N/A

Spread:	+1.80%

Initial Interest Rate:	6.15%

Maximum Interest Rate:	N/A

Minimum Interest Rate:	0.00% per annum with respect to each Interest Reset Period

Interest Payment Frequency and Dates:	Monthly, from and including an Interest Reset Date to and excluding the next succeeding Interest Reset Date, except that the first period shall be the period from and including the Issue Date to but excluding January 15, 2006 (or, if such day is not a business day, the following business day).

Interest Payment Date:	The 15th day of each month during the term of the notes, beginning January 15, 2006 (or, if such day is not a business day, the next following business day, in which case interest on that interest payment will not accrue for the period from the scheduled interest payment date to the next following business day on which the interest payment is made).

Additional Amounts:	N/A

Survivor’s Option:	Yes

Callable by Issuer:	No

If Callable by Issuer, dates and terms of redemption (including the redemption price):	N/A

Original Issue Discount[1]:	N/A

Other Material Terms (if any):	N/A

[2]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see "Tax Consequences to U.S. Holders — Original Issue Discount Notes" in the Prospectus.

Registration No. 333-124223

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Fully and Unconditionally Guaranteed By Manulife Financial Corporation

Pricing Supplement No. 19	Trade Date: 12/5/2005
(To Prospectus dated July 8, 2005)	Issue Date: 12/8/2005

The date of this Pricing Supplement is December 5, 2005

CUSIP or Common Code:	41013NYT9	41013NYU6	41013NYV4	41013NYX0	41013NYZ5

Price to Public:	100.000%	100.000%	100.000%	100.000%	100.000%

Principal Amount:	$438,000.00	$295,000.00	$140,000.00	$170,000.00	$359,000.00

Proceeds to Issuer:	$435,700.50	$292,935.00	$138,810.00	$168,555.00	$350,922.50

Discounts and Commissions:	0.525%	0.700%	0.850%	0.850%	2.250%

Reallowance:	0.150%	0.150%	0.150%	0.150%	0.350%

Dealer:	99.550%	99.375%	99.250%	99.250%	97.900%

Maturity Date:	12/15/2008	12/15/2009	12/15/2010	12/15/2010	12/15/2030

Stated Annual Interest Rate:	4.450%	4.500%	4.550%	4.850%	5.450%

Interest Payment Frequency:	Semi	Monthly	Monthly	Monthly	Monthly

First Payment Date:	6/15/2006	1/15/2006	1/15/2006	1/15/2006	1/15/2006

Additional Amounts:	N/A	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes	Yes

Callable by Issuer:	No	No	No	Yes	Yes

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	N/A	N/A	12/15/2007 Callable one time only at 100% on call date above with 30 days notice.	12/15/2010 Callable one time only at 100% on call date above with 30 days notice.

Original Issue Discount[1]:	N/A	N/A	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A	N/A	N/A

[3]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see "Tax Consequences to U.S. Holders — Original Issue Discount Notes" in the Prospectus.

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to “ABN AMRO Financial Services, Inc.” in the prospectus are amended to read “LaSalle Financial Services, Inc.”.